SECURITIES AND EXCHANGE COMMISSION
		      Washington, D.C. 20549

		           SCHEDULE 13G

	     Under the Securities Exchange Act of 1934

			[Amendment No. 002]


		 Smith's Food & Drug Centers, Inc.
			  (Name of Issuer)

		 Class A and Class B Common Stock
		  (Title of Class of Securities)

CUSIP Number - Class A has no CUSIP Number and is not registered.
CUSIP Number for Class B is 832388-10-2. Class A is convertible to Class B on a one-for-one basis.

Check the following box if a fee is being paid with this statement [ ]

CUSIP No:  Class A has no CUSIP Number and is not registered.
CUSIP Number for Class B is 832388-10-2.  Class A is convertible to Class B on a one-for-one basis.
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	1)	Names of Reporting Persons/S.S. or I.R.S.
		Identification Nos. of Above Persons ....

                     	Trust for the Children of
                        Richard D. Smith
                        87-6199201
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	2)	Check the Appropriate Row if a Member of a Group
		(a)
		(b)
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	3)	SEC Use Only
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	4)	Citizenship or Place of Organization .... USA
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	5)	Sole Voting Power .... 1,115,300 shares of Class
		B, as converted
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	6)	Shared Voting Power .... 0 shares of Class B,
		as converted
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	7)	Sole Dispositive Power .... 1,115,300 shares of
		Class B, as converted
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	8)	Shared Dispositive Power .... 0 shares of
		Class B, as converted
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	9)	Aggregate Amount Beneficially Owned by Each
		Reporting Person .... 1,115,300 shares of Class B,
		as converted
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	10)	Check if the Aggregate Amount in Row (9) Excludes
		Certain Shares
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	11)	Percent of Class Represented by Amount in Row 9 ..
		7.7% of Class B
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	12)	Type of Reporting Person .... OO (TRUST)
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Item 1(a) Name of Issuer:

	Smith's Food & Drug Centers, Inc.
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Item 1(b) Address of Issuer's Principal Executive Offices:

	1550 South Redwood Road
	Salt Lake City, Utah   84104
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Item 2(a) Name of Person Filing:

	Trust for the Children of Richard D. Smith
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Item 2(b) Address of Principal Business Office or, if None,
          Residence:

	c/o Smith's Food & Drug Centers, Inc.
	1550 South Redwood Road
	Salt Lake City, Utah    84104
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Item 2(c) Citizenship:

	USA
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Item 2(d) Title of Class of Securities:

	Class A Common Stock  (Convertible to Class B stock on a
			       one-for-one basis)
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Item 2(e) CUSIP Number:

	Class A Common Stock has no CUSIP Number.
	CUSIP Number for Class B Common Stock is 832388-10-2.
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Item 3

	N/A
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Item 4 Ownership

	(a)  Amount Beneficially Owned:

			1,115,300 shares of Class B, as converted

	(b)  Percent of Class:  7.7% of Class B

	(c)  Number of shares as to which such person has:
		(i) sole power to vote or to direct the vote

			 1,115,300 shares of Class B, as converted

		(ii) shared power to vote or to direct the vote

			 0 shares of Class B, as converted

		(iii) sole power to dispose or to direct the
		      disposition of

			 1,115,300 shares of Class B, as converted

		(iv) shared power to dispose or to direct the
                     disposition of

			 0 shares of Class B, as converted
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Item 5 Ownership of Five Percent or Less of a Class

	N/A
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Item 6 Ownership of More than Five Percent on Behalf of Another
       Person

	Richard D. Smith is Trustee of the Trust for the Children of Richard D. Smith.

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Item 7 Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on by the Parent
       Holding Company

	N/A
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Item 8 Identification and Classification of Members of the Group

	N/A
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Item 9 Notice of Dissolution of Group

	N/A
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Item 10 Certification

	N/A
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	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 13, 1996

/S/ Richard D. Smith
__________________________________
    /S/ Michael C. Frei
by: ______________________________
          Attorney-in-Fact
	    (Signature)


   Richard D. Smith Trustee
	       (Name)